Purchase Sale Agreement

This Purchase Agreement ("AGREEMENT") is delivered to Cress Oil, Inc. ("Buyer"), and Diverse Energy Investments LLC ("Seller"), to set forth the general terms and conditions of the proposed purchase by Buyer and sale by Seller of certain assets, rights and properties of Seller held in connection with its oil and gas leases located in Roosevelt and Daniels County, Montana as such assets and rights are more fully described herein (the "Purchased Leases").

Buyer will not assume any liabilities of Seller other than those customarily assumed in the assignment of leases. The AGREEMENT contains the following terms and conditions:

1. Purchased Leases. The Purchased Leases will include an Assignment of Lease for each Lease for all associated rights to the oil and gas leases and their associated working interest and net revenue interest with a royalty retained by Seller. The Purchased Leases are all non-producing. The Purchased Leases are generally described as 15,000 +/- net acres in Roosevelt and Daniels County, Montana and further defined on the attached Exhibit "1". Buyer further understands these leases are new leases which Mineral Ownership Reports have yet to be completed, as such seller has the option to substitute acreage as needed within close proximity if clear Title cannot be provided on any portion of the lease blocks described in Exhibit "1".

   The Purchased Leases will be transferred to Buyer free and clear of all liabilities, liens and encumbrances. Seller does not warrant title, either actual or implied.

2. Net Revenue Interest. The Seller shall deliver an average 80% net revenue interest. The filing document for recordation of assigned leases shall be on the Assignment and Conveyance and Bill of Sale form a depicted on Exhibit 3 (to be attached later).

3. Purchase Price. Buyer will purchase the Purchased Leases for a Purchase Price of Five Hundred Eighty-Seven 50/100 dollars ($587.50) per net acre, totaling approximately Eight Million Eight Hundred Twelve Thousand Five Hundred dollars (US $8,812,500.00) payable in cash (wire-transferred funds) and due at the Closing (as such term is hereinafter defined) herein. The Purchase Price shall be reduced by $625.00 per acre for each acre which is clear title is not provided at the time of close.
   (a) Seller may continue to market said leases / Lease block until Buyer has deposited with Seller the amount of 10% Eight Hundred Eighty-One Thousand Two Hundred Fifty Dollars ($881,250.00) which shall be a refundable fee, under conditions as defined in Section 13 below. The $881,250.00 payment will be applied to the purchase price at Closing.
   (b) Final purchase price will be adjusted by calculating total acreage provided with Clear title @ $587.50 per acre, however the seller will have right to cure any Title issues in accordance with paragraph 7 (d).

4. Due Diligence. Buyer and its representatives shall have an opportunity during the period prior to the Closing Date (as such term is hereinafter defined) in which to conduct a due diligence examination of the Purchased Leases. This examination may include leases, Montana Board of Oil and Gas

Conservation permits and documents, and other independent due diligence generated by Buyer. Mineral Ownership & Leasehold Reports will be prepared by Seller to the Leases. Seller will provide by electronic mail to Buyer a copy of the Leases within Ten days of having received the first deposit payment from Buyer. Buyer shall within 3 days of receipt of said leases deposit remaining balance to Seller.

5. Non-Producing Leases. There are no run sheets or production type data. Seller will provide by electronic mail to Buyer a copy of the Leases within Thirty days of having received the first deposit payment from Buyer.

6. Closing. The closing of the transaction contemplated herein (the "Closing") shall occur upon the satisfaction of all conditions precedent set forth in the AGREEMENT, which will occur on or before August 10 2012.. At and on the date of Closing (the "Closing Date"), Seller shall deliver to Buyer, free and clear of any liens, claims, encumbrances, options or other restrictions of any kind and nature; other than previous or created ORRI interest, all of its rights and interest in and to the Purchased Leases..

Other Terms and Conditions. The obligations of Buyer to consummate the transaction contemplated hereby will be subject to the following terms, conditions and warranties and representations:
Seller's representations, warranties, agreements, and covenants are as follows:
Seller represents and warrants to the Buyer as of the date hereof and as of the date of the Closing that:

(i) Organization and Bylaws. Seller is a LLC validly existing and in good standing under the laws of Idaho. Seller has the requisite power to own, lease and operate Properties and to carry on its business as now being conducted.

(ii) Authority Relative to this Agreement. Seller has the requisite power to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Seller and constitutes, and the documents and instruments to be delivered at Closing shall constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as may be by bankruptcy, insolvency, reorganization, receivership or other similar laws. The consummation of the transactions contemplated by this Agreement will not violate or be in conflict with any provision of any material agreement or instrument to which Seller is a party or by which Seller is bound, or any judgment, decree, order, statue, rule or regulation applicable to Seller.

(iii) Taxes. These are non-producing leases and no production or other severance taxes have been incurred.

(iv) Enforceability. This Agreement constitutes, and all documents and instruments required hereunder to be executed and delivered by Seller at Closing and will when duly executed and delivered for value constitute, valid, legal and binding obligations of Seller, enforceable against Seller, in accordance with the terms hereof, subject to applicable bankruptcy and other similar laws of general application with respect to creditors as well as the general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(v) Environmental. To Seller's knowledge, without duty of inquiry, there does not

exist any condition on the Purchased Assets that is not in compliance with applicable environmental laws, as in effect on the date hereof, other than such non-compliance which, individually or in the aggregate, would not have a material adverse effect on the value or operation of the Properties, in the manner the Properties were operated as of the date hereof.

(vi) Title. The Purchased Assets will be assigned to the buyer free and clear of all liens arising by, through or under Seller, except for any permitted encumbrances.

(vii) Sellers (WORKING IN CONJUCTION WITH BUYERS) have obtained or will obtain by Closing all consents, authorizations, assignments or approvals of any federal or state government agencies and authorities necessary for consummation of the transactions contemplated hereby, except for such consents, authorizations or approvals which are customarily obtained post-closing.

(viii) The representations and warranties set forth in the AGREEMENT shall survive the Closing for six months.

.(b) The receipt of all required Third Party consents, without the imposition of any conditions that would be adverse to Buyer or Seller;

(c) As of the Closing Date, no material adverse change having occurred in the Purchased Leases;

(d) Seller shall have (30 Days) an opportunity to cure any defect in title that Buyer may find;

(f) Buyer being satisfied, in its sole and absolute discretion, with the results of its due diligence of Seller's title in good standing to the Purchased Leases;

7. Structure. Seller will provide an Assignment of Lease with an Assignment of Overriding Royalty Exhibit to be attached) for each of the Purchased Leases, and Buyer will provide cash USD in the form of wire transferred funds.

8. Brokers or Consultants. Buyer agrees to pay its own Buyer agent fees and Seller agrees to pay its own Seller agent fess. If any

9. Confidentiality. The purchase price of this Agreement shall remain Confidential. Subsequent to the execution of this Agreement, the purchase price shall not be disclosed to any third party other than: (a) as may be required by law or regulation or to comply with the filing requirements or any applicable legislation or rule; (b) any consultant, accountant, agent, partner, lender or attorney assisting a party with this transaction, or (c) any other party whose knowledge, consent or approval is reasonably required pursuant to the intent of the Agreement. Those people to whom the purchase price is discussed pursuant to (a) (b) or (c) of this paragraph are to be informed that the purchase price should be kept confidential. Neither Buyer nor Seller shall incur any damage to the other if the purchase price becomes known. The Net Revenue Interest is public information upon recording, and is not deemed to be confidential.

10. Exclusive Negotiation. Seller hereby represents and warrants to Buyer that Seller is not prohibited,

directly or indirectly, contractually or otherwise, from entering into discussions with Buyer relating to the transaction contemplated hereby. Buyer agrees to allow Seller to continue to market Purchased Leases until Buyer Deposits a minimum of 10% of the purchase price to Seller at which time Seller will no longer attempt to sell the Purchased Leases to another party prior to the closing date.

11. Termination. This AGREEMENT shall expire, terminate and be of no further force and effect on the Buyer's delivery of written notice to Seller, or Seller's delivery of written notice to Buyer, that it no longer desires to pursue the transaction contemplated hereby, for the only the following specific circumstances; failure of Seller to deliver title in good standing to the Purchased Leases; failure of Buyer to pay the amounts specified on time.

12. Deposit Refund. The deposit is non-refundable if Buyer fails to close the transaction without good cause as described in this AGREEMENT. The deposits will be refundable if Seller fails or Refuses to close or the transaction for any reasons other than Buyer's default; (ii) or failure of title to a substantial part (greater than 10%) of the interests in the aggregate.

If Seller fails or refuses to close the transaction or comply with Seller's obligations under this AGREEMENT for any reasons other than Buyer's default, Buyer shall have the option to terminate the AGREEMENT and receive a refund of the deposit or enforce specific performance of Seller's obligations under this AGREEMENT.

13. Expenses. It is the mutual expressed intention of the parties hereto that any services rendered or expenses incurred in this AGREEMENT shall be borne exclusively by the party making the expenditure unless otherwise provided.

14. Counterparts; Governing Law. This AGREEMENT may be executed in two or more counterparts, each of which taken together will constitute one AGREEMENT among the parties hereto and their successors and assigns. This AGREEMENT shall be governed by and construed in accordance with the laws of the State of Texas.

15. Assignment. Buyer and Seller will be permitted to assign this AGREEMENT and its rights, title, interest and obligations hereunder and there under to any other entity which, directly or indirectly, controls, is under common control with, or is controlled by Buyer or Seller, including an entity established in the state of Montana which shall have additional partners disclosed at the time of closing.

16. Attorneys' Fees. The parties shall pay their own attorney fees and costs if there is a dispute.

Mutual Signatures. This Agreement shall expire on Friday, May 11, 2012 at 5:00 pm CST unless executed by both parties by such time.

Please countersign below and return to Buyer to confirm your intent to proceed with negotiations consistent with the terms of this AGREEMENT.

Seller
Diverse Energy Investments LLC
1677 E Miles Ave
Hayden ID 83835

By: ______________________

Title:

Agreed and accepted this ____ day of ______________, 2011

Buyer Cress Oil Inc.

By:

CEO / Board Member

Exhibit 1

Township 31 N **Range** 46 **East**
sect 10 S1/2

Township 32 N **Range** 46 **East**
sect 12 E1/2NE1/4: NE1/2NW1/4
sect 13 E1/2
sect 23 NE1/4: SE1/4
sect 24 N1/2SW1/4: E1/2NW1/4: N1/2NE1/4
sect 25 NE1/4: S1/2
sect 26 NE1/4NW1/4: N1/2NE1/4: W1/2SE1/4

Township 33 N **Range** 46 **East**
sect 34 S1/2

Township 32 N **Range** 46 **East**
sect 19
sect 30 W1/2
sect 31 W1/2

Township 32 N **Range** 47 **East**
sect 7 NW 1/4SE1/4SE1/4: NE1/4;E1/2SW1/4
sect 8 SW1/47SW1/4; W1/2SE1/4; E1/2SW1/4
sect 18 W1/2NE1/4;NE1/4NE1/4;E1/2NW1/4;
E1/2SW1/4

Township 33 N **Range** 46 **East**
sect 29 all
sect 31 all
sect 32 W1/2

Township 32 N **Range** 46 **East**
sect 3 lots 2,3,4 S1/2, NWSW, SWNE, SWSE
sect 4 SENE, NESE
sect 9 S1/2SW, NW, NESW, E1/2NE, N1/2SE
sect 10 NWNW
sect 14 W1/2
sect 15 S1/2SW
sect 16 NENE, W1/2NE, SWSE, S1/2SE, SESW

Township 32 N **Range** 46 **East**

sect 20 all but SE1/4
sect 21 all
sect 22 W1/2, S1/2SW1/4
sect 27 N1/2
sect 28 N1/2NE1/4, NE1/4NE1/4

Township 33 N **Range** 46 **East**
sect 18 SE1/4
sect 17 SW1/4
sect 20 all but NE1/4
sect 30 NE1/2E1/2
sect 29 NW1/4NW1/4, E1/2NW1/4,
NE1/4SW1/4
NW1/4NE1/4, S1/2NE1/4, N1/2SE1/4

Township 32 N **Range** 47 **East**
sect 18 SE1/4
sect 17 SW1/4
sect 19 NE1/4SE1/4
sect 20 all but NE1/4
sect 21 W1/2
sect 30 NE1/2E1/2
sect 29 NW1/4NW1/4, E1/2NW1/4,
NE1/4SW1/4,
NW1/4NE1/4, S1/2NE1/4, N1/2SE1/4
sect 32 S1/2SE1/4

Township 32 N **Range** 46 **East**
sect 23 W1/2

Township 31 N **Range** 47 **East**
sect 4 lots 3,4 W1/2NW1/4, SW1/4

Township 31 N **Range** 46 **East**
sect 11 S 1/2
sect 13 NE1/4NE1/4;NW1/4NE1/4; NW 1/4
sect 14 E1/2NE1/4
sect 26 SE1/4;N1/2

Township 31 N **Range** 46 **East**
sect 19 all

Exhibit "2"

OIL AND GAS LEASE

STATE OF MONTANA §
§
COUNTY OF DANIELS §

This AGREEMENT, called the Lease, made and entered into the _____ day of _________, **2012** ("Effective Date"), by and between_______________________________, whose mailing address is _______________________________, hereinafter called Lessor (whether one or more) and **Diverse Energy Investments LLC,** whose mailing address is 1677 E Miles Ave STE 102 Hayden Idaho 83835, hereinafter called Lessee, WITNESSETH:

Lessor(s) in consideration of Ten Dollars and other valuable consideration ($10.00 & OVC), the receipt and sufficiency of which is acknowledged, and for the royalties reserved in this Lease, GRANTS, LEASES, CONVEYS and LETS the lands described below, exclusively to Lessee or Lessee's successors or assigns, for the purpose of exploring for, drilling for, producing and owning oil and gas, and conducting all activities necessary or reasonably incident to the exploration for, operations in search of, and production of oil and/or gas. The lands subjects to this Lease (referred to as the "land" or the "leased premises") are located in Daniels County, Montana, and are described as follows:

Township __ North, Range __ East

Containing ____ Gross acres more or less

1. It is agreed that this lease a shall remain in force for a term of Three (3) years from this date and as long thereafter as oil or gas of whatsoever nature or kind is produced from said leased premises or on acreage pooled therewith, or drilling operations are continued as hereinafter provided. If, at the expiration of the primary term of this lease, oil or gas is not being produced on the leased premises or on acreage pooled therewith but Lessee is then engaged in drilling or reworking operations thereon, then this lease shall continue in force so long as operations are being continuously prosecuted on the leased premises or on acreage pooled therewith; and operations shall be considered to be continuously prosecuted if not more than ninety (90) days shall elapse between the completion or abandonment of one well and the beginning of operations for the drilling of a subsequent well. If after discovery of oil or gas on said land or on acreage pooled therewith, the production thereof should cease from any cause after the primary term, this lease shall not terminate if Lessee commences additional drilling or reworking operations within ninety (90) days from the date of cessation of production or from date of completion of dry hole. If oil or gas shall be discovered and produced as a result of such operations at or after the expiration of the primary term of this lease, this lease shall continue in force so long as oil or gas is produced from the lease premises or on acreage pooled therewith.

2. This is a PAID-UP LEASE. In consideration of the down cash payment, Lessor agrees that Lessee shall not be obligated, except as otherwise provided herein, to commence or continue any operations during the primary term. Lessee may at any time or times during or after the primary term surrender this lease as to all or any portion of said land and as to any strata or stratum by delivering to Lessor or by filing for record a release or releases, and be relieved of all obligation thereafter accruing as the acreage surrendered.

3. In consideration of the premises the said Lessee covenants and agrees:

1st To deliver to the credit of Lessor, in the pipe line to which Lessee may connect wells on said land,

the equal ___ % part of all oil produced and saved from the leased premises.

2nd. To pay Lessor ___% of the gross proceeds each year, payable quarterly, for the gas from each well where gas only is found, while the same is being used off the premises and if used in the manufacture of gasoline a royalty of ___ % payable monthly at the prevailing market rate for gas.

3rd. To pay Lessor for gas produced from any oil well and used off the premises or in the manufacture of gasoline or any other product a royalty of ___ % of the proceeds, at the mouth of the well, payable monthly at the prevailing market rate.

Any interest in production from the lands herein described to which the interest of Lessor may be subject, shall be deducted from the lessor's royalty herein reserved.

4. Where gas from a well capable of producing gas is not said or used, Lessee may pay or tender as royalty to the royalty owners **FIVE (5) dollar** (s) per year per net royalty acre retained hereunder, such payment or tender to be made on or before the anniversary date of this lease next ensuing after the expiration of 90 days from the date such well is shut in and thereafter on or before the anniversary date of this lease during the period such well is shut in. If such payment or tender is made, it will be considered that gas is being produced within the meaning of this lease. In no event can this lease be perpetuated by this shut-in clause for a period exceeding two (2) years.

5. If said Lessor owns a less interest in the above described land than the entire and undivided fee simple estate therein, then the royalties (including any shut-in gas royalty) herein provided for shall be paid the said Lessor only in the proportion which Lessor's interest bears to the whole and undivided fee.

6. Lessee shall have the right to use, free of cost, gas, oil and water produced from drilled wells on said land for the Lessee's operations thereon, except water from wells of Lessor.

7. When requested by Lessor, Lessee shall bury Lessee's pipelines below plow depth.

8. No well shall be drilled nearer than 1000 feet to the house or barn now on said premises without written consent of the Lessor.

9. Lessee shall pay for damages caused by Lessee's operations on said land.

10. Lessee shall have the right at any time to remove all machinery and fixtures placed on said premises, including the right to draw and remove casing. All machinery and fixtures will be removed within ninety (90) days of the termination of this lease.

11. The rights of Lessor and Lessee hereunder may be assigned in whole or part. No change in ownership of Lessor's Interest (by assignment or otherwise) shall be binding on lessee until Lessee has been furnished with notice, consisting of certified copies of all recorded instruments or documents and other information necessary to establish a complete chain of record title from Lessor, and then only with respect to payments thereafter made. No other kind of notice whether actual. or constructive, shall be binding on Lessee. No present or future division of Lessors ownership as to different portions or parcels of said land shall operate to enlarge the obligations or diminish the rights of Lessee, and all Lessee's operations may be conducted without regard to any such division. If all or any part of this lease is assigned, no leasehold owner shall be liable for any act or omission of any other leasehold owner.

12. Lessee, at its option, is hereby given the right and power at an from time to time as a recurring right, either before or after production, as to all or any part of the land described herein and as to any one or more of the formations hereunder, to pool or unitize the leasehold estate and the mineral estate covered by this lease with other land, lease or leases in the immediate vicinity for the production of oil and gas, or separately for the production of either, when in Lessee's judgment it is necessary or advisable to do so, and irrespective of whether authority similar to this exists with respect to such other land, lease or leases. Likewise, units previously formed to include formations not producing oil or gas, may be reformed to exclude such non-producing formation. The forming or reforming of any unit shall be accomplished by Lessee executing and filing of record a declaration of such unitization or reformation, which declaration shall describe the unit. Any unit may include land upon which a well has theretofore been completed or upon which operations for drilling have theretofore been commenced. Production, drilling or reworking operations or a well shut in for want of market anywhere on a unit which includes all or a part of this lease shall be treated as if this lease were producing, drilling or reworking operations or a well shut in for want of a market under this lease. In lieu of the royalties elsewhere herein specified, Including shut-in gas royalties, Lessor shall receive on production from the unit so pooled royalties only on the portion of such production allocated to this lease; such allocation shall be that proportion of the unit production that the total number of surface acres covered by this tease and included in the unit bears to the total number of surface acres in such unit. In addition to the foregoing, Lessee shall have the right to unitize, pool, or combine all or any part of the above described lands as to one or more of the formations there under with other lands in the same general area by entering into a cooperative or unit plan of development or operation approved by any governmental authority and, from time to time, with like approval, to modify, change or terminate any such plan or agreement and, in such event, the terms, conditions, and provisions of this lease shall be deemed modified to conform to the terms, conditions, and provisions of such approved cooperative or unit plan of development of operation and, particularly, all drilling and development requirements of this lease, express or implied, shall be satisfied by compliance with the drilling and development requirements of such plan or agreement and this lease shall not terminate or expire during the life of such plan or agreement. In the event that said above described lands or any part thereof, shall hereafter be operated under any such cooperative or unit plan of development or operation whereby the production there from is allocated to different portions of the land covered by said plan. then the production allocated to any particular tract of land shall, for the purpose of computing the royalties to be paid hereunder to Lessor, be regarded as having been produced from the particular tract of land to which It is allocated and not to any other tract of land; and the royalty payments to be made hereunder to Lessor shall be based upon production only as so allocated.

13. All express or implied covenants of this lease shall be subject to all Federal and State Laws, Executive Orders, Rules and Regulations, and this lease shall not be terminated, in whole or in part, nor Lessee held liable in damages, for failure to comply therewith, If compliance is prevented by, or if such failure Is the result of, any such Law, Order, Rule or Regulation.

14. Should any one or more of the parties hereinabove named as Lessor fail to execute this lease, it shall nevertheless be binding upon all such parties who do execute it as Lessor. The word "Lessor'," as used in this lease, shall mean any one or more or all of the parties who execute this lease as Lessor, all the provisions of this

lease shall be binding on the heirs successors and assigns of Lessor and Lessee.

15. Lessor hereby grants to Lessee, its successors and assigns, the right, but not the obligation, to extend the primary term of all of this lease not being held by production or being held by any other terms of this lease or an additional (**3**) years by the sum of **(\$300.00)** per net mineral acre. Payment may be made by check or 15 day sight draft, mailed or delivered to Lessor at the above address on or before the expiration date of the original primary term of the lease.

16. Should Lessee be prevented from complying with any express or implied covenant of this lease, from conducting drilling or reworking operations thereon or from producing oil or gag there from by operation of free majeure, or Federal or state law or any order, rule or regulation of governmental authority, not Imposed because of failure of compliance or other misconduct of Lessee, then while so prevented, Lessee's obligation to comply with such covenant shall be suspended, and Lessee shall not be liable In damages for failure to comply therewith; and this lease shall be extended while and so long as Lessee is prevented by any such cause from conducting drilling or reworking operations on or from producing oil or gas from the leased premises; and the time while Lessee is so prevented shell not be counted against Lessee, anything in this lease to the contrary notwithstanding.

17. PUGH CLAUSE

Notwithstanding any provisions of this lease to the contrary, this lease shall terminate:

(I) as to all of the leased premises except those included within a production or spacing unit prescribed by law or administrative authority on which is located, and (2) as to all depths below the deepest producing formation in the production or spacing unit, unless Lessee Is then engaged in drilling or reworking operations in accordance with the provisions of this Lease. In the event that lessee is engaged in said drilling or reworking operations at the expiration of the primary term, the lease shall remain in full force and effect as to all the leased premises so long as a continuous drilling program is maintained whereby not more than 120 days shall elapse from the completion or abandonment of drilling or completion operations upon the taut well to the commencement of another well. Upon failure to maintain said continuous drilling program, this lease shall then automatically terminate as to such nonproductive part of the Leased premises as provided above.

This Lease is executed as of the date of the acknowledgment of the undersigned's signature, but shall be deemed effective for all purposes as of the Effective Date stated above.

The Effective Date hereof, regardless of the date of actual execution and/or acknowledgment of this Lease, may be used as the reference date in other documents, including a Memorandum of Lease and bank draft.

SEE EXHIBIT "A" AND, IF APPLICABLE, OTHER EXHIBITS ATTACHED HERETO AND MADE A PART HEREOF FOR ADDITIONAL CLAUSES AND PROVISIONS TO THIS LEASE.

IN WITNESS WHEREOF, this instrument is executed on the date first above written.

LESSOR

____

STATE OF MONTANA §
§
COUNTY OF DANIELS §

On this ______ day of ______________, in the year 2012, before me, the undersigned, a Notary Public for the State of Montana, personally appeared ________________________, known to me to be the person whose name is subscribed to the within instrument, and acknowledged to me that he/she executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal the day and year first above written.

____

______________________________(print name)
Notary Public for the State of Montana
Residing at______________________________
My Commission Expires: ________________

(SEAL)

Exhibit "3"
Montana Oil and Gas Leasehold Acquisition Agreement

ASSIGNMENT OF OIL AND GAS LEASES

STATE OF MONTANA § COUNTY OF

DANIELS §

KNOW ALL MEN BY THESE PRESENTS, that, Diverse Energy Investments, LLC whose address is 1677 E Miles Avenue STE 102, Hayden, ID 83835 ("Assignor"), for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, has, subject to the reservations exceptions and terms and conditions contained here, BARGAINED, SOLD, TRANSFERRED, ASSIGNED AND CONVEYED and by these presents does hereby BARGAIN, SELL, TRANSFER, ASSIGN and CONVEY unto ______________________________________, ("Assignee"), its successors and assigns, all of Assignor's right, title, and interest in and to the lease(s) described on the Exhibit "1" attached hereto (the "Leases"). The interest in each Lease assigned hereby shall be the working and net revenue interest described next to each Lease on the attached Exhibit "2".

Assignor hereby binds itself, it successors and assigns, to warrant and forever defend all and singular *the* Leases to Assignee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof when the claim is, by, through, or under Assignor, but not otherwise.

This Assignment shall be subject to all terms and conditions of that certain Leasehold Acquisition Agreement dated ____________ 2012 by and between Assignor and Assignee, the terms of which are hereby incorporated by this reference.

TO HAVE AND TO HOLD the same unto Assignee forever. The provisions hereof shall be covenants running with the land and shall inure to the benefit of and be binding upon Assignor and Assignee, their respective successors and assigns.

Executed this day of
effective date of each of the assigned leases.
20_, to be effective as of the respective

ASSIGNOR:

Diverse Energy Investments LLC

By:
Printed Name: Title:

ASSIGNEE:

By: ______________________________

By:
Printed Name: Title:

STATE OF §

COUNTY OF §

This instrument was acknowledged before me on the day of , 20_ by , as of Diverse Energy Investments, LLC, on behalf of said limited liability company.

Notary Public

STATE OF Idaho

COUNTY OF KOOTENAI

This instrument was acknowledged before me on the day of , 20_ by , as of ______________________, on

behalf of ____.

Notary Public